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                                     [LETTERHEAD]

FOR IMMEDIATE RELEASE:                                CONTACT: JEFFREY W. DUDLEY
                                                         CHIEF FINANCIAL OFFICER
                                                        PHONE:    (916) 568-2310
                                                       FAX:       (916) 568-1240

                         JAVA CENTRALE ANNOUNCES NAME CHANGE

     SACRAMENTO, CALIFORNIA, APRIL 27, 1998--JAVA CENTRALE, INC. (NASDAQ: JAVC) today its Board of Directors announced that the previously approved change of the Company's domicile from California to Delaware and change of the Company's name from Java Centrale, Inc. to Paradise Holdings, Inc. will take place on or about May 11, 1998.

     Gary Nelson, President of Java Centrale, Inc., stated, "We have changed the name of the Company to accurately reflect our organization's future direction as a diversified holding company. It is our goal to diversify our business and aggressively seek merger and acquisition candidates outside the food and beverage industry."

     Nelson further stated, "There are some exciting and explosive industry groups outside our core business that provide significant upside potential. In pursuing such opportunities, our objective is to increase shareholder value through diversification. As such, the Company has identified prospective merger and acquisition candidates and is in the process of retaining a firm to evaluate the potential success of such alliances."

     Java Centrale, Inc. was formed in 1992, and began developing its coffee cafe franchise system.

     In March 1995, Java acquired the San Francisco, CA based, Oh La! La! Bakery chain, which consisted of 18 locations in the city.

     In December 1995, the Company acquired the 22-year-old Paradise Bakery chain from Chart House, Inc. (NYSE: CHT). Paradise Bakery consists of 52 bakeries and cafes including 16 Company owned locations in the western United States.

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     In December 1996, the Oh La! La! Bakery chain was sold to Good Food Fast
Companies, Inc. of Costa Mesa, California.

     In December 1997, the Company sold its Java Centrale franchise system to Massimo Da Milano, Inc. of Dallas, Texas.

     In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that this news release contains certain forward-looking statements made by or on behalf of the Company, and that such forward-looking statements involve risks and uncertainties; and, as such, could affect actual results and could cause results to differ materially form those expressed in such forward-looking statements.

     "Forward-looking statements," are defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specifically, all statements other than statements of historical facts included in this press release regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements are based on beliefs of the Company's management, as well as assumptions made by the information currently available to the Company's management.

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